EXHIBIT 15

To the Board of Directors and Shareholders of
The Allstate Corporation:

    We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial statements of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2001 and 2000, as indicated in our report dated May 11, 2001; because we did not perform an audit, we expressed no opinion on such financial statements.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, is incorporated by reference in the following Registration Statements:

Forms S-3 Registration Nos.	Forms S-8 Registration Nos.
333-34583 333-61817 333-95821 333-39640	33-77928 33-93758 33-93760 33-93762 33-99132 33-99136 33-99138 333-04919 333-16129 333-23309 333-40283 333-40285 333-40289 333-30776 333-49022

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

Chicago, Illinois
May 11, 2001